[SUTHERLAND ASBILL & BRENNAN LLP]

April 25, 2006

Modern Woodmen of America

1701 1st Avenue

Rock Island, Illinois 61201

Re:        Modern Woodmen of America Variable Account

              (File No. 333-69446)

Gentlemen:

We hereby consent to the reference to our name under the caption “Legal Matters” in the Statement of Additional Information filed as part of Post-Effective Amendment No. 7 to the registration statement on Form N-6 for Modern Woodmen of America Variable Account (File No. 333-69446). In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Sincerely,

SUTHERLAND ASBILL & BRENNAN LLP

By: /s/ Stephen E. Roth
Stephen E. Roth